Exhibit 99.1

EverQuote Announces Third Quarter 2022 Financial Results

•	Total Revenue of $103.2 million

•	Variable Marketing Margin of $31.8 million

•	Company Continues to Drive Operating Efficiencies

CAMBRIDGE, Mass., November 1, 2022 (GLOBE NEWSWIRE) — EverQuote, Inc. (Nasdaq: EVER), a leading online insurance marketplace, today announced financial results for the third quarter ended September 30, 2022.

“In the third quarter, we exceeded guidance expectations across our three primary financial KPIs; delivering revenue of $103.2 million, variable marketing margin of $31.8 million, and Adjusted EBITDA of $2.0 million,” said Jayme Mendal, CEO of EverQuote. “Our team has demonstrated continued agility, quickly adapting our operations to a changing environment. By maintaining disciplined expense management, we achieved positive Adjusted EBITDA this quarter, while still investing in key strategic initiatives.

“We believe that EverQuote will emerge from the auto insurance carrier downturn as a stronger company and our data suggests that we gained market share during this period. We continue to make progress towards our long-term vision to become the largest online source of insurance policies by combining data, tech, and knowledgeable advisors to make insurance simpler, more affordable and personalized and we are well positioned looking ahead to 2023.”

Third Quarter 2022 Financial Highlights:

(All comparisons are relative to the third quarter of 2021):

•	Total revenue of $103.2 million, a decrease of 4%.

•	Automotive insurance vertical revenue of $88.2 million, a decrease of 2%.

•	Revenue from other insurance verticals, which includes home and renters, life, and health insurance, decreased 16% to $15.1 million.

•	Variable Marketing Margin of $31.8 million, a decrease of 2%.

•	GAAP net loss increased to $6.5 million, compared to GAAP net loss of $5.3 million.

•	Adjusted EBITDA was $2.0 million, compared to Adjusted EBITDA of $2.7 million.

Fourth Quarter and Full-Year 2022 Guidance:

EverQuote anticipates Revenue, Variable Marketing Margin and Adjusted EBITDA to be in the following ranges:

Fourth Quarter 2022:

•	Revenue of $87 - $92 million.

•	Variable Marketing Margin of $27 - $30 million.

•	Adjusted EBITDA of $(1.5) - $1.5 million.

Full Year 2022:

•	Revenue of $403 - $408 million, an update from our previous guidance of $400 - $410 million.

•	Variable Marketing Margin of $126 - $129 million, an increase from our previous guidance of $116 - $122 million.

•	Adjusted EBITDA of $4 - $7 million, an increase from our previous guidance of Adjusted EBITDA of $(7) - $(1) million.

With respect to the Company’s expectations under “Fourth Quarter and Full Year 2022 Guidance” above, the Company has not reconciled the non-GAAP measure Adjusted EBITDA to the GAAP measure net income (loss) in this press release because the Company does not provide guidance for stock-based compensation expense, depreciation and amortization expense, acquisition-related costs, one-time severance charges, interest income, and income taxes on a consistent basis as the Company is unable to quantify these amounts without unreasonable efforts, which would be required to include a reconciliation of Adjusted EBITDA to GAAP net income (loss). In addition, the Company believes such a reconciliation would imply a degree of precision that could be confusing or misleading to investors.

Conference Call and Webcast Information

EverQuote will host a conference call and live webcast to discuss its third quarter 2022 financial results at 4:30 p.m. Eastern Time today, November 1, 2022. To access the conference call, dial Toll Free: (844) 200-6205 for the US, or (929) 526-1599 for international callers, and provide conference ID 494487. The live webcast and replay will be available on the Investors section of the Company’s website at https://investors.everquote.com.

Safe Harbor Statement

Any statements in this press release about future expectations, plans and prospects for EverQuote, Inc. (“EverQuote” or the “Company”), including statements about future results of operations or the future financial position of the Company, including financial targets, business strategy, plans and objectives for future operations and other statements containing the words “anticipates,” “believes,” “expects,” “plans,” and similar expressions, constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those indicated by such forward-looking statements as a result of various important factors, including: (1) the Company’s ability to attract and retain consumers and insurance providers using the Company’s marketplace; (2) the Company’s ability to maintain or increase the amount providers spend per quote request; (3) the impact on the Company and the insurance industry of the COVID-19 pandemic; (4) the effectiveness of the Company’s growth strategies and its ability to effectively manage growth; (5) the Company’s ability to maintain and build its brand; (6) the Company’s reliance on its third-party service providers; (7) the Company’s ability to develop new and enhanced products and services to attract and retain consumers and insurance providers, and the Company’s ability to successfully monetize them; (8) the impact of competition in the Company’s industry and innovation by the Company’s competitors; (9) the expected recovery of the auto insurance industry; (10) developments regarding the insurance industry and the transition to online marketing; (11) the Company’s ability to successfully integrate PolicyFuel; (12) the Company’s ability to successfully remediate the material weaknesses identified in the Company’s internal controls over financial reporting; (13) the possible impacts of inflation; and (14) other factors discussed in the “Risk Factors” section of the Company’s most recent Quarterly Report on Form 10-Q, which is on file with the Securities and Exchange Commission. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date of this press release. The Company anticipates that subsequent events and developments will cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date of this press release.

About EverQuote

EverQuote operates a leading online insurance marketplace, connecting consumers with insurance providers. The company’s mission is to empower insurance shoppers to better protect life’s most important assets—their family, property, and future. Our vision is to become the largest online source of insurance policies by using data and technology to make insurance simpler, more affordable and personalized, ultimately reducing cost and risk.

For more information, visit everquote.com and follow on Twitter @everquotelife, Instagram @everquotepics, and LinkedIn https://www.linkedin.com/company/everquote/.

Investor Relations Contact

Brinlea Johnson

The Blueshirt Group

415-489-2193

EVERQUOTE, INC.

STATEMENTS OF OPERATIONS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands except per share)		(in thousands except per share)
Revenue	$103,223	$107,563	$315,819	$316,448

Cost and operating expenses(1):
Cost of revenue	5,877	5,994	17,920	17,758
Sales and marketing	89,098	92,545	273,102	265,724
Research and development	7,832	9,259	24,273	26,885
General and administrative	7,102	6,731	21,400	18,527
Acquisition-related	(96)	819	(4,767)	1,005

Total cost and operating expenses	109,813	115,348	331,928	329,899

Loss from operations	(6,590)	(7,785)	(16,109)	(13,451)

Other income (expense):
Interest income	113	9	158	33
Other income (expense), net	26	(6)	29	(46)

Total other income (expense), net	139	3	187	(13)

Loss before income taxes	(6,451)	(7,782)	(15,922)	(13,464)
Benefit from income taxes	—	2,510	—	2,510

Net loss	$(6,451)	$(5,272)	$(15,922)	$(10,954)

Net loss per share, basic and diluted	$(0.20)	$(0.18)	$(0.51)	$(0.38)

Weighted average common shares outstanding, basic and diluted	32,008	29,277	31,357	28,871

(1)	Amounts include stock-based compensation expense, as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Cost of revenue	$67	$108	$221	$282
Sales and marketing	2,461	3,366	8,635	9,216
Research and development	2,687	2,692	7,748	7,340
General and administrative	2,018	2,182	5,759	6,119

	$7,233	$8,348	$22,363	$22,957

EVERQUOTE, INC.

BALANCE SHEET DATA

	September 30, 2022	December 31, 2021
	(in thousands)
Cash and cash equivalents	$36,591	$34,851
Working capital	40,549	37,288
Total assets	163,828	143,607
Total liabilities	56,586	58,482
Total stockholders’ equity	107,242	85,125

EVERQUOTE, INC.

STATEMENTS OF CASH FLOWS

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Cash flows from operating activities:
Net loss	$(6,451)	$(5,272)	$(15,922)	$(10,954)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expense	1,410	1,298	4,326	3,608
Stock-based compensation expense	7,233	8,348	22,363	22,957
Change in fair value of contingent consideration liabilities	(95)	425	(4,767)	136
Deferred taxes	—	(2,510)	—	(2,510)
Provision for (recovery of) bad debt	35	—	112	(50)
Unrealized foreign currency transaction (gains) losses	(18)	(8)	(34)	15
Changes in operating assets and liabilities, net of effects from acquisition:
Accounts receivable	(3,878)	1,365	(4,877)	1,662
Prepaid expenses and other current assets	(1,046)	(849)	(1,296)	(941)
Operating lease right-of-use assets	664	636	1,951	2,036
Other assets	(3,511)	(749)	(14,763)	(1,089)
Accounts payable	4,207	(1,499)	7,620	(8,622)
Accrued expenses and other current liabilities	(1,207)	2,277	(3,266)	9,815
Deferred revenue	(84)	56	(206)	23
Operating lease liabilities	(779)	(731)	(2,134)	(2,068)
Other long-term liabilities	—	26	—	30

Net cash provided by (used in) operating activities	(3,520)	2,813	(10,893)	14,048

Cash flows from investing activities:
Acquisition of property and equipment, including costs capitalized for development of internal-use software	(1,230)	(965)	(3,219)	(2,275)
Acquisition of business	—	(15,955)	—	(15,955)

Net cash used in investing activities	(1,230)	(16,920)	(3,219)	(18,230)

Cash flows from financing activities:
Proceeds from exercise of stock options	122	1,367	730	3,091
Proceeds from private placement of common stock	—	—	15,000	—
Tax withholding payments related to net share settlement	(28)	—	(79)	—

Net cash provided by financing activities	94	1,367	15,651	3,091

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(22)	(7)	(49)	(6)

Net increase (decrease) in cash, cash equivalents and restricted cash	(4,678)	(12,747)	1,490	(1,097)
Cash, cash equivalents and restricted cash at beginning of period	41,269	54,770	35,101	43,120

Cash, cash equivalents and restricted cash at end of period	$36,591	$42,023	$36,591	$42,023

EVERQUOTE, INC.

FINANCIAL AND OPERATING METRICS

Revenue by vertical:

	Three Months Ended September 30,		Change %
	2022	2021
	(in thousands)
Automotive	$88,150	$89,666	-1.7%
Other	15,073	17,897	-15.8%

Total Revenue	$103,223	$107,563	-4.0%

	Nine Months Ended September 30,		Change %
	2022	2021
	(in thousands)
Automotive	$257,200	$260,505	-1.3%
Other	58,619	55,943	4.8%

Total Revenue	$315,819	$316,448	-0.2%

Other financial and non-financial metrics:

	Three Months Ended September 30,		Change %
	2022	2021
	(in thousands)
Loss from operations	$(6,590)	$(7,785)	-15.4%
Net loss	$(6,451)	$(5,272)	22.4%
Variable Marketing Margin	$31,844	$32,401	-1.7%
Adjusted EBITDA(1)	$1,983	$2,674	-25.8%

	Nine Months Ended September 30,		Change %
	2022	2021
	(in thousands)
Loss from operations	$(16,109)	$(13,451)	19.8%
Net loss	$(15,922)	$(10,954)	45.4%
Variable Marketing Margin	$99,199	$96,669	2.6%
Adjusted EBITDA(1)	$5,842	$14,073	-58.5%

(1)	Adjusted EBITDA is a non-GAAP measure. Please see “EverQuote, Inc. Reconciliation of Non-GAAP Measures to GAAP” below for more information.

To supplement the Company’s financial statements presented in accordance with GAAP and to provide investors with additional information regarding EverQuote’s financial results, the Company has presented Adjusted. EBITDA as a non-GAAP financial measure. This non-GAAP financial measure is not based on any standardized methodology prescribed by GAAP and is not necessarily comparable to similarly titled measures presented by other companies.

The Company defines Adjusted EBITDA as net income (loss), excluding the impact of stock-based compensation expense; depreciation and amortization expense; acquisition-related costs; one-time severance charges; interest income; and income taxes. The most directly comparable GAAP measure is net income (loss). The Company monitors and presents Adjusted EBITDA because it is a key measure used by management and the board of directors to understand and evaluate operating performance, to establish budgets and to develop operational goals for managing EverQuote’s business. In particular, the Company believes that excluding the impact of these items in calculating Adjusted EBITDA can provide a useful measure for period-to-period comparisons of EverQuote’s core operating performance.

The Company’s non-GAAP financial measures are not prepared in accordance with GAAP and should not be considered in isolation of, or as an alternative to, measures prepared in accordance with GAAP. There are a number of limitations related to the use of Adjusted EBITDA rather than net income (loss), which is the most directly comparable financial measure calculated and presented in accordance with GAAP. In addition, other companies may use other measures to evaluate their performance, which could reduce the usefulness of the Company’s non-GAAP financial measures as tools for comparison.

The following table reconciles Adjusted EBITDA to net income (loss), the most directly comparable financial measure calculated and presented in accordance with GAAP.

EVERQUOTE, INC.

RECONCILIATION OF NON-GAAP MEASURES TO GAAP

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
	(in thousands)		(in thousands)
Net loss	$(6,451)	$(5,272)	$(15,922)	$(10,954)
Stock-based compensation	7,233	8,348	22,363	22,957
Depreciation and amortization	1,410	1,298	4,326	3,608
Acquisition-related	(96)	819	(4,767)	1,005
Interest income	(113)	(9)	(158)	(33)
Benefit from income taxes	—	(2,510)	—	(2,510)

Adjusted EBITDA	$1,983	$2,674	$5,842	$14,073